                                                 As Filed Pursuant to Rule 424B3
                                                 SEC File No. 333-95649



PROSPECTUS SUPPLEMENT NO. 4 DATED AUGUST 1, 2000

TEKELEC
--------------------------------------------------------------------------------
$135,000,000
3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
--------------------------------------------------------------------------------

     The purpose of this supplement is to amend and supplement the prospectus dated February 16, 2000, as amended and supplemented by supplement no. 1 thereto dated March 15, 2000; supplement no. 2 thereto dated May 16, 2000; and supplement no. 3 thereto dated July 10, 2000. The Prospectus relates to the offer for resale of up to $135,000,000 aggregate principal amount at maturity of Tekelec's 3.25% Convertible Subordinated Discount Notes due 2004, and such shares of common stock as may be issued upon conversion of the notes.

     The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding additional selling securityholders. The following table is based upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

     o the aggregate principal amount of the notes beneficially owned by such selling securityholder as of August 1, 2000;

     o the maximum amount of notes that such selling securityholder may offer under the prospectus;

     o the number of shares of Tekelec common stock beneficially owned by such selling securityholder as of August 1, 2000; and

     o the maximum number of shares of common stock that may be offered for the account of such selling securityholder (including its transferees, pledgees, donees or their successors) under the prospectus.

                                                                                               NO. OF
                                                         AGGREGATE         PRINCIPAL         SHARES OF         NO. OF
                                                         PRINCIPAL           AMOUNT        COMMON  STOCK      SHARES OF
                                                          AMOUNT            OF NOTES        OWNED PRIOR      COMMON STOCK
       NAME OF SELLING SECURITYHOLDER                    OF NOTES           OFFERED         TO OFFERING*       OFFERED*
       -----------------------------------------------  -----------       ----------       ---------------   -------------
       Boulder II Limited.............................   1,250,000         1,250,000          70,424            70,424
       Silvercreek Limited Partnership................     750,000           750,000          42,254            42,254


---------------

* Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

     The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the above table.


THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 1, 2000.